Exhibit 10.10

QUANTUM CORPORATION

JERALD L. MAURER EMPLOYMENT AGREEMENT

        This Employment Agreement is made by and between Quantum Corporation, a Delaware Corporation (the “Company”), and you, Jerald L. Maurer, as of September 25, 2003 (the “Effective Date”).

        1.   Duties and Scope of Employment.

                (a)  Full-Time Employment.  As of the Effective Date, and through September 30, 2003, you will remain an Executive Vice President of the Company and a full-time employee. During this time, you will transfer your current responsibilities to other employees at the Company.  While a full-time employee, your compensation and benefits will continue as in effect on the Effective Date, subject to any reductions or other modifications to the benefits generally provided to Vice Presidents of the Company.

                (b)  Part-Time Employment.  On October 1, 2003, you will transfer to part-time status, where it is anticipated that you will work approximately 30 hours per week, through September 30, 2005, or such earlier time as your employment is terminated pursuant to Section 3 (the “Termination Date”).  Your responsibilities will be as mutually agreed between you and the Company’s Chief Executive Officer, and the initial objectives through September 30, 2004 are attached as Exhibit A to this Agreement.  While a part-time employee, the Company will: (i) for the first year (October 1, 2003 through September 30, 2004) pay you a base salary at the rate of $120,000 per year and for the second year (October 1, 2004 through September 30, 2005) pay you a base salary at the rate of $80,000 per year; and (ii) continue to provide you employee benefit plans, policies and arrangements that are applicable to other employees of the Company (subject to the terms of such plans, policies and arrangements), as such plans, policies and arrangements and terms may exist from time to time; provided, however that you will not be eligible to participate in any Company bonus plans.

        2.   Option Matters.  Effective as of the date of this agreement, the vesting of the options listed on Exhibit B shall be accelerated, and their exercise periods shall be extended to terminate on September 30, 2007.  The terms of the options listed on Exhibit C shall not be altered by this Agreement, except as provided in Section 3(a).

        3.   Termination.  Notwithstanding anything in this Agreement to the contrary, the Company may terminate your employment at any time, with or without Cause.

                (a)  Termination for Cause.  In the event the Company terminations your employment for Cause, you will not be entitled to the acceleration of the vesting of any options payments or benefits specified in Section 3(b).  For the purposes of this Section 3, “Cause” means (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee that is intended to result in your substantial personal enrichment, (ii) your conviction of a felony, (iii) a willful act by you which constitutes gross misconduct injurious to the Company, or (iv) continued violations of your obligations to the Company under the Company’s established personnel policies and procedures which are demonstrably willful and deliberate on your part after the Company has delivered to you a written demand for performance that describes the basis for the Company’s belief that you have not substantially performed your duties.

                (b)  Termination Without Cause.  In the event the Company terminates your employment without Cause, the vesting of the options listed on Exhibit C shall be accelerated through September 5, 2005.

                (c)  Medical Benefits.  At the Termination Date, you shall be entitled to receive a lump-sum payment equal to 24 multiplied by the Monthly Health Cost.  For purposes of this section, “Monthly Health Cost” shall be the monthly amount (if you elected continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended) required to provide you the same level of health coverage as in effect for you on the day immediately preceding the Termination Date.

        4.   Non-Compete; Non-Solicit; Non-Disparagement.

                (a)  General.  The parties to this Agreement recognize that your services are special and unique and that the level of compensation and the provisions herein for compensation after termination are partly in consideration of and conditioned upon your not competing with the Company, and that your covenant not to compete or solicit as set forth in this Section 5 is essential to protect the business and goodwill of the Company.

                (b)  Noncompetition.  You agree that commencing upon the Termination Date and for one (1) year thereafter (the “Covenant Period”), you will not either directly or indirectly, whether as a director, officer, consultant, employee or advisor or in any other capacity engage in or have any ownership interest in or participate in the financing, operation, management or control of Advanced Digital Information Corporation, Overland Storage, Inc., Storage Technology Corp., Hewlett-Packard Company, International Business Machines Corporation, Certance, LLC or Sony Corporation.

                (c)  Nonsolicitation.  During the Covenant Period, you will not, directly or indirectly, induce or attempt to influence any employee of the Company to leave its employ.

                (d)  Nondisparagement.  During the Covenant Period, you will not, directly or indirectly, disparage, impugn or make any derogatory statements regarding the Company and/or its officers, directors or former or current employees.

                (e)  Injunctive Relief.  You agree that the Company would suffer an irreparable injury if you were to breach the covenants contained in Sections 5(b), (c) or (d) and that the Company would by reason of such breach or threatened breach be entitled to injunctive relief in a court of appropriate jurisdiction and you hereby consent to the entering of such injunctive relief prohibiting you from engaging in such breach.

                (f)  Scope of Restrictions.  If any of the restrictions contained in this Section 5 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provisions thereof, then the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision hereof and enforce this Section 5 in its reduced form for all purposes in the manner contemplated hereby.

        5.   Assignment.  This Agreement will be binding upon and inure to the benefit of (i) your heirs, executors and legal representatives upon your death, and (ii) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of your rights to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void.

        6.   Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

        If to the Company:

        Quantum Corporation
        1650 Technology Drive, Suite 800
        San Jose, California 95110
        Attn: Chief Executive Officer

        If to you:

        at the last residential address known by the Company.

        7.   Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

        8.   Entire Agreement.  This Agreement, your Employee Proprietary Information and Invention Agreement, your Indemnification Agreement and your option agreements (except as modified herein) represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning your employment relationship with the Company, including, but not limited to, your Executive Officer Change of Control Agreement dated April 1, 2003.

        9.   Arbitration.

                (a)  General.  In consideration of your service to the Company, its promise to arbitrate all employment related disputes, your receipt of compensation and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company under this Agreement or otherwise or the termination of your service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you.

                (b)  Procedure.  You agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or the California Code of Civil Procedure. You agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. You agree that the arbitrator shall issue a written decision on the merits. You also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. You understand the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that you shall pay the first $200.00 of any filing fees associated with any arbitration you initiate.  You agree that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

                (c)  Remedy.  Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the Rules, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law that the Company has not adopted.

                (d)  Availability of Injunctive Relief.  In addition to the right under the Rules to petition the court for provisional relief, you agree that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code § 2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

                (e)  Administrative Relief.  You understand that this Agreement does not prohibit you from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude you from pursuing court action regarding any such claim.

                (f)  Voluntary Nature of Agreement.  You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial.  Finally, you agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Agreement.

        10.   No Oral Modification, Cancellation or Discharge.  This Agreement may be changed or terminated only in writing (signed by you and the Company).

        11.   Withholding.  The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

        12.   Governing Law.  This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

         13.   Acknowledgment.  You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

Date: September 25, 2003	/s/ Jerald L. Maurer Jerald L. Maurer

Date: September 25, 2003	QUANTUM CORPORATION /s/ Shawn Hall Name: Shawn Hall Title: Vice President, General Counsel